Exhibit 99.1

Starbucks Contact, Investor Relations:	Starbucks Contact, Media:
Mary Ellen Fukuhara	Audrey Lincoff
206-318-4025	206-447-7950 ext. 52690

Starbucks Files First Quarter Fiscal 2005 Form 10-Q
Review of Lease Accounting Practices Complete
No Change to Previously Reported Fiscal 2004 or Q1 2005 EPS, or Fiscal 2005 Targets

SEATTLE, February 16, 2005 – Starbucks Corporation (NASDAQ: SBUX) announced today that it has filed the Company’s first quarter fiscal 2005 Form 10-Q with the Securities and Exchange Commission (SEC). On Friday, February 11, 2005, Starbucks issued a notification via press release and Form 8-K filing that the Company had requested a five-day extension of the filing date for its Form 10-Q in order to correct its accounting for tenant improvement allowances and rent holidays, in light of the views expressed by the Office of the Chief Accountant of the SEC on February 7, 2005, in a letter to the American Institute of Certified Public Accountants.

Company management has reviewed its lease-related accounting and determined that its current method of accounting for tenant improvement allowances and rent holidays is not consistent with generally accepted accounting principles. Accordingly, the Company has corrected its accounting for both of these items.

These matters do not impact the Company’s previously reported fiscal 2004 or first quarter 2005 earnings per share results, its fiscal 2005 earnings per share target range of $1.15 to $1.17, excluding the impact from expensing stock options, or its longer term goal to increase earnings per share by 20 to 25 percent per year for the next three to five years.

For tenant improvement allowances, the Company’s Cost of Sales Including Occupancy Costs decreased by $2.7 million and Depreciation and Amortization Expenses increased by the same amount in today’s first quarter fiscal 2005 Form 10-Q filing as compared to the Company’s first quarter fiscal 2005 press release issued on January 26, 2005. This correction did not change previously reported earnings per share for the quarter. Further, the Company’s Net Property, Plant and Equipment and Total Assets increased by $80.8 million, and there was a corresponding increase in Accrued Occupancy Costs, Other Long-Term Liabilities, and Total Liabilities and Shareholders’ Equity in today’s first quarter fiscal 2005 Form 10-Q filing as compared to the Company’s first quarter fiscal 2005 press release.

For rent holidays, upon further review of the Company’s operating leases, Starbucks has determined that the impact of the adjustment of the Company’s accounting method has caused an immaterial decrease to reported Net Earnings, rather than an immaterial increase as previously estimated based on management’s preliminary analysis last week. This change did not impact previously reported earnings per share for the quarter ended January 2, 2005.

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Starbucks has made the decision to restate the Company’s consolidated financial statements previously issued in its Annual Report on Form 10-K for the year ended October 3, 2004 and plans to quantify these restatements in a Form 10-K/A to be filed with the SEC. The Company also plans to file with the SEC a report on Form 8-K indicating that the financial statements reported in the Company’s Form 10-K for the fiscal year ended October 3, 2004 should no longer be relied upon. Investors or other interested parties should refer to the Company’s filing on Form 10-Q filed with the SEC on February 16, 2005, and the Form 10-K/A to be filed with the SEC, for amended information. For rent holidays, there will be a reduction in beginning Retained Earnings in fiscal 2002 of $8.6 million and subsequent immaterial decreases in reported Net Earnings for fiscal years 2002 through 2004. The cumulative effect of the accounting changes through fiscal 2004 is a reduction to retained earnings of $12.6 million as of October 3, 2004.

This release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements, including anticipated trends in or expectations regarding the Company’s net earnings and earnings per share results, are all based on currently available operating, financial, and competitive information and are subject to various risks and uncertainties. Actual future results and trends may differ materially depending on a variety of factors including but not limited to, coffee, dairy and other raw material prices and availability, successful execution of internal performance and expansion plans, fluctuations in U.S. and international economies and currencies, ramifications from the war on terrorism, or other international events or developments, the impact of initiatives by competitors, the effect of legal proceedings, and other risks detailed in the Company’s filings with the Securities and Exchange Commission, including the “Certain Additional Risks and Uncertainties” section of Starbucks Annual Report on Form 10-K for the fiscal year ended October 3, 2004.

Starbucks Corporation is the leading retailer, roaster and brand of specialty coffee in the world, with approximately 9,000 retail locations in North America, Latin America, Europe, the Middle East and the Pacific Rim. The Company is committed to offering the highest quality coffee and the Starbucks Experience while conducting its business in ways that produce social, environmental and economic benefits for communities in which it does business. In addition to its retail operations, the Company produces and sells bottled Frappuccino® coffee drinks, Starbucks DoubleShot® coffee drink, and a line of superpremium ice creams through its joint venture partnerships. The Company’s brand portfolio provides a wide variety of consumer products. Tazo Tea’s line of innovative superpremium teas and Hear Music’s exceptional compact discs enhance the Starbucks Experience through best-of-class products. The Seattle’s Best Coffee® and Torrefazione Italia® Coffee brands enable Starbucks to appeal to a broader consumer base by offering an alternative variety of coffee flavor profiles.

© 2005 Starbucks Coffee Company. All rights reserved.

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